Exhibit 10.5

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT WITH BRENDA H. SMITH

THIS SUPPLEMENTAL RETIREMENT PLAN (hereinafter the “Plan”) is adopted by Franklin Community Bank, National Association, organized and existing under the laws of the United States of America (hereinafter sometimes referred to as the “Bank” and sometimes referred to as the “Plan Sponsor”) and is effective January 11, 2007 (the “Effective Date” of the Plan for the benefit of BRENDA H. SMITH (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, Employee is employed by and/or in an executive officer of the Plan Sponsor; and

WHEREAS, the Plan Sponsor desires to retain the services of Employee and deems it appropriate to provide for additional supplemental retirement income for Employee pursuant to the terms of the Plan in consideration of his services and as an incentive to remain in the employ of the Plan Sponsor;

WITNESSETH:

ARTICLE 1

Definition of Terms

The following words and terms as used in this Plan shall have the meaning set forth below, unless a different meaning is clearly required by the context:

1.1 “Act”: The Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, or the corresponding sections of any, subsequent legislation which replaces it, and, to the extent not inconsistent therewith, the regulations issued thereunder.

1.2 “Administrator”: The plan administrator provided for in Article VIII hereof.

1.3 “Bank”: Franklin Community Bank, National Association, a bank organized under the laws of the United States of America.

1.4 “Affiliate”: Any subsidiary, affiliate or other related business entity to the Corporation.

1.5 “Beneficiary”: The person or persons designated by Participant or otherwise entitled pursuant to Article IV to receive benefits under the Plan attributable to such Participant after the death of such Participant.

1.6 “Board”: The present and any succeeding Board of Directors of the Bank.

1.7 “Change of Control Event”: A change in the ownership of the Bank, a change in the effective control of the Bank, or a change in the ownership of a substantial portion of the assets of the Bank, consistent with and interpreted in accordance with Code Section 409A and regulations issued thereunder, and specifically defined as follows:

In order to constitute a Change in Control Event as to the Employee, the Change in Control Event shall relate to:

(i) the corporation for whom the Employee is performing services at the time of the Change in Control Event; or

(ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Employee for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or

(iii) a corporation that is a majority shareholder of a corporation identified in either subparagraph (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in either subparagraph (i) or (ii) above.

(a) Change In Ownership. A change in the ownership of a corporation shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation. However, if any person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of a corporation, then the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation).

(b) Change In Effective Control. Notwithstanding the fact that a corporation has not undergone a change in ownership as described above, a change in the effective control of a corporation shall occur only on the date that either:

(i) any one person or more than one person acting as a group acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of such corporation; or

(ii) a majority of members of the corporation’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that for purposes of this subparagraph, the term “corporation” refers solely to the relevant corporation identified above, for which no other corporation is a majority shareholder.

(c) Change In Ownership of Assets. A change in the ownership of a substantial portion of the assets of a corporation shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” shall mean the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

A transfer of assets by a corporation shall not be treated as a change in the ownership of such assets if the assets are transferred to:

(i) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the corporation; or

(iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the corporation; or

(iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person who is a “related person” under applicable Treasury Regulations.

There shall be no Change in Control Event when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

1.8 “Code”: The Internal Revenue Code of 1986, as the same may be amended from time to time, or the corresponding section of any subsequent Internal Revenue Code, and, to the extent not inconsistent therewith, regulations issued thereunder.

1.9 “Corporation”: MainStreet BankShares, Inc., the parent corporation owning the Bank.

1.10 “Delayed Retirement Date”: In the event Participant continues in the active employment of the Bank beyond his Normal Retirement Date, the date Participant retires from employment with the Bank.

1.11 “Disability Retirement Date”: The date Participant retires as a result of a Disability. For purposes hereof, the existence of a “Disability” or the status of being “Disabled” shall be considered present during the period for which Participant either:

(i) Is determined by the Federal Social Security Administration to be totally disabled, as that term is defined for purposes of Federal Social Security disability benefits, and for which he receives such benefits after the required waiting period prior to his Normal Retirement Date, or

(ii) Is determined by the applicable fiduciary to be disabled for purposes of entitlement to disability benefits under any long term disability plan which is maintained by the Bank and under which Participant is covered, and for which Participant receives such benefits (so long as the definition of disability under such plan complies with the requirements of 26 CFR 31.409 A-3(g)) prior to his Normal Retirement Date, provided the cause of such disability occurred when Participant was participating in this Plan. The Administrator shall have the right to require proof of continuing Disability. Failure by Participant to provide such evidence as may, from. time to time, be required by the Administrator prior to Participant’s attainment of his Normal Retirement Date shall result in the discontinuance of his Disability Retirement status and the termination of his Status as Disabled under the Plan. The determination of Disability shall be made by the Administrator in accordance with standards uniformly applied to all other employees of the Bank participating in similar plans, on the advice of one or more physicians appointed or approved by the Bank if deemed necessary or advisable by the Administrator, and the Administrator shall have the right to require further medical examinations from time to time to determine whether there has been any change in the Participant’s physical condition.

1.12 “Early Retirement Date”: In the event Participant is in active employment and has been for at least 5 Plan Years after the Effective Date, is at least 55 years of age but not 65 years of age, the date Participant retires from employment with the Bank.

1.13 “Effective Date”: The Effective Date of the Plan is January 11, 2007.

1.14 “Normal Retirement Date’: The day of the calendar month coinciding with or next following date on which the Participant attains age sixty-five (65).

1.15 “Participant”: BRENDA H. SMITH.

1.16 “Plan”: This document as contained herein or as duly amended.

1.17 “Plan Sponsor”: Franklin Community Bank, National Association.

1.18 “Plan Year”: A year twelve (12) month period commencing on January 11 and ending on January 10 of each next following year.

1.19 “Retirement Benefit”: The amount due Participant or his designated Beneficiary under the Plan, as determined pursuant to Article III hereof.

ARTICLE II

Eligibility for Benefits

2.1 Eligibility. Subject to the further provisions of this Plan, Participant shall be eligible to receive a benefit determined under Article III, IV or V of this Plan following his termination of employment with the Plan Sponsor as provided therein; said payment of benefits to be paid in accordance with the provisions of Article VI.

ARTICLE III

Supplemental Retirement Benefit

3.1 Determination of Supplemental Retirement Benefit.

3.1(a) Subject to the terms and conditions set forth herein, upon Participant’s retirement or termination of employment with Bank on or after his Normal Retirement Date, Participant shall receive a yearly benefit equal to the vested percentage of an amount equal to sixty five percent (65%) of the Participant’s final five (5) years average Compensation, reduced by the Employer’s share of Participant’s Primary Social Security Benefit. Said yearly benefit shall be paid in annual installments for the life of the Participant in accordance with Section 6.1.

3.1(b) Subject to the terms and conditions set forth herein, upon Participant’s retirement or termination of employment with Bank on or after his Early Retirement Date but prior to his Normal Retirement Date, Participant shall receive a yearly benefit equal to the vested percentage of an amount equal to 65% (reduced by 5% for each full or partial year Participant’s age as of the Early Retirement Date is less than his age at the Normal Retirement Date) of Participant’s final five (5) years average compensation, reduced by Participant’s Primary Social Security Benefit. Said yearly benefit shall be paid in annual installments for the life of the Participant in accordance with Section 6.1. If Participant receives benefits under this Section 3.1(b), Participant shall not be eligible for benefits under Section 3.1(a).

3.2 Definitions. For purposes hereof the following terms shall have the following meaning:

3.2(a) “Compensation” shall mean Participant’s total base salary, wages and bonus received by or made available to him by the Bank for a Fiscal Year. Compensation shall be determined for Participant prior to any withholding or deductions and prior to any reduction for employee elective contributions to a Cafeteria Plan described in Section 125 of the Code or a qualified cash or deferred arrangement described in Section 401(k) of the Code. However, Compensation shall exclude items of compensation as expense reimbursements and allowances, amounts contributed to or on behalf of Participant pursuant to this Plan or any other employee benefit plan or program of the Bank or Corporation in which Participant is eligible to participate, or any other similar extraordinary remuneration.

3.2(b) “Primary Social Security Benefit” means the annual income to which Participant. is entitled at normal retirement under the provisions of the Federal Social Security Act as in effect on the first day of the Plan Year in which he attains age sixty-six (66). If Participant does not qualify for, or loses, Social Security benefits to which he is entitled under the Federal Social Security Act because of failure to make application therefore, or for any other reason, such Social Security benefits shall nevertheless be considered, for purposes of the Plan, as being received by Participant. It is the intent of this definition that Participant’s Supplemental Retirement Benefit shall be offset by the actual social security benefits payable at that time. If Participant begins to receive the social security benefits earlier, such paid benefits will be used as an offset, and the offset will reflect the fact that the actual payments to the Participant are less (because of the early payment) than the social security benefits used to determine the offset

ARTICLE IV

Death Benefit

4.1 Death after Commencement of Payment If Participant dies after his Supplemental Retirement Benefit commences to be paid and before Participant has received fifteen (15) annual payments pursuant to Section 3.1, the only benefits payable under the Plan to his Beneficiary after his death shall be the remaining annual payments needed to ensure that fifteen (15) annual payments are made.

4.2 Supplemental Death Benefit.

4.2(a) If Participant dies before his Normal Retirement Date and while an employee of the Bank but has not elected the Early Retirement Benefit and provided that Participant has designated a Beneficiary in anticipation of death, a Supplemental Death Benefit shall be paid for a period of 15 years to the Beneficiary in lieu of any other benefits which would have been payable under this Plan in an annual amount equal to the excess of:

(i) 65% of the Participant’s final five year average Compensation as if Participant’s date of death were his Normal Retirement Date and Participant retired on his Normal Retirement Date, over

(ii) One-half of the Primary Social Security Benefit.

The Supplemental Death Benefit shall be paid each year in fifteen (15) annual installments commencing on the first day of the month following Participant’s death and on each anniversary thereof until fully paid. The Supplemental Death Benefit shall be paid in lieu of any Supplemental Retirement Benefit.

4.3 Beneficiary Designation.

4.3(a) Participant shall be entitled to designate a Beneficiary hereunder by filing a designation in writing with the Administrator on the form provided for such purpose. Any Beneficiary designation made hereunder shall he effective only if signed and dated by Participant and delivered to the Administrator prior to the time of Participant’s death. Any Beneficiary designation hereunder shall remain effective until changed or revoked hereunder.

4.3(b) Any Beneficiary designation may include multiple, contingent or successive Beneficiaries and may specify the proportionate distribution to each Beneficiary.

4.3(c) A Beneficiary designation may be changed by Participant at any time, or from time to time, by filing a new designation in writing with the Administrator.

4.3(d) If Participant dies without having designated a Beneficiary, or if the Beneficiary so designated has predeceased him, then his estate shall be deemed to be his Beneficiary.

4.3(e) If a Beneficiary of Participant shall survive Participant but shall die before the Participant’s entire benefit under the Plan has been distributed, then, absent any other provision by Participant, the unpaid balance thereof shall be distributed to the such other beneficiary named by the deceased Beneficiary to receive his interest or if none, to the estate of the deceased Beneficiary. If multiple beneficiaries are designated, absent any other provision by the Participant, those named or the survivor of them shall share equally any amounts payable hereunder.

ARTICLE V

Vesting Schedule

5.1 Vesting Generally.

5.1(a) Except as set forth below and subject to the forfeiture events described in paragraph 5.2 hereof, Participant shall be fully vested in his Supplemental Retirement Benefit upon the first to occur of:

(i) A Participant’s having reached his Normal Retirement Date while employed by the Employer; or

(ii) The occurrence of a Change of Control Event; or

(iii) Participant’s Disability.

5.1(b) Vesting.

Absent an event described in Section 5.1(a) or 5.2, Participant’s Supplemental Retirement Benefit under Section 3.1 shall vest in accordance with the following schedule:

Plan Year Completed	Vested %	Plan Year	Vested %
1	0	8	50%
2	0	9	50%
3	0	10	75%
4	0	11	75%
5	50%	12	75%
6	50%	13	75%
7	50%	14	75%
		15	100%

Participant shall be deemed to have ceased employment for purposes of the vesting schedule as of the last day of the Plan Year immediately preceding the Plan Year during which Participant ceases employment.

5.1(c) Termination of Employment Due to Disability.

In the event of termination of Participant’s employment on account of Disability, the Participant will have a vested right to the Supplemental Retirement Benefit described in section 3.1(a) or 3.1(b), as the case may be.

Solely for purposes of determining Participant’s final five (5) years average Compensation in order to compute the benefit payable to him under this section 5.1(c), the Participant’s Disability Retirement Date shall be deemed to be the Participant’s Normal Retirement Date. The Supplemental Retirement Benefit payable to Participant as a result of his Disability shall begin on the first day of the month next following the month Participant attains the age of 65 and shall be paid in accordance with the provisions of Article VI set forth below.

5.2 Forfeiture of Benefits.

5.2(a) Notwithstanding any contrary provision hereof, the Supplemental Retirement Benefit with respect to Participant shall be forfeited upon the occurrence of any the following events:

(i) Participant’s voluntary termination of employment or a termination of employment by mutual agreement of Participant and Bank prior to the earlier of Participant’s Normal Retirement Date or Participant’s election of an Early Retirement Benefit;

(ii) Termination of Participant’s employment with the Bank for “cause”;

(iii) Participant’s entering “competition”, his making an “unauthorized disclosure of confidential information”, after his termination of or retirement from employment with the Bank, in which case all payments to or with respect to Participant shall cease and all payments made to Participant or his Beneficiary under the Plan since the occurrence of such event of forfeiture shall be returned to the Bank (provided however, forfeiture shall not occur upon Participant’s entering into competition following a Change of Control Event); or

(iv) The discovery by the Bank following Participant’s termination of or retirement from employment with the Bank or following his death, that an event constituting “cause” sufficient for his termination of employment or discovery of Participant’s previous “unauthorized disclosure of confidential information” prior to his termination, retirement or death before termination or retirement, in which case all payments under the Plan to or with respect to Participant shall cease and all payments previously made to Participant or his Beneficiary under the Plan shall be returned to the Bank.

All determinations relative to the forfeiture of Supplemental Retirement Benefits hereunder shall be made by the Board of Directors of the Bank.

5.2(b) For purposes of this Section 5.2:

(i) “Cause” means (a) the continued failure by Participant to perform his duties hereunder (other than any such failure resulting from his incapacity due to physical or mental illness) or otherwise to comply with his obligations hereunder (which shall include, but not be limited to, compliance with policies and procedures applicable to employees of the Bank generally or to Participant in his capacity as President and Chief Executive Officer and with Participant’s responsibilities as provided in any Employment Agreement with Bank or Corporation) after a written demand for performance with respect thereto is delivered to the Participant by the Board (excluding Participant, if a member of the Board at such time) and which failure has not been cured as hereinafter provided, which demand specifically identifies the manner in which the Board believes that Participant has not performed his duties or is otherwise in breach of his obligations hereunder; or (b) the engaging by the Participant in illegal conduct or any conduct which is demonstrably and materially injurious to the Bank or Corporation; or (c) the issuance of a removal order or similar order by a governmental regulatory agency with appropriate jurisdiction prohibiting Participant from participating in the affairs of the Bank or Corporation. It is expressly understood that the Participant’s attention to matters not directly related to the business of the Bank shall not provide a basis for termination for Cause by Bank so long as the Board has approved Participant’s engagement in such activities. Upon the issuance of a written demand for performance pursuant hereto, Participant shall correct the deficiency diligently and promptly but in any event within 30 days, and if the Participant corrects such deficiency within this period, in the sole and absolute discretion and judgment of the Board (without Participant if a member of the Board at such time), the deficiency shall not constitute Cause. If the Participant does not correct the deficiency, in the sole and absolute discretion and judgment of the Board (without Participant if a member of the Board at such time), such deficiency shall constitute Cause for purposes of the termination of this Agreement. The conditions constituting Cause under Section 5.2(b)(i)(b) or (c) above shall not require prior notice, a written demand for performance or an opportunity to cure. Notwithstanding anything to the contrary in this Agreement, in the event that Corporation believes that Participant is engaged in conduct which may be a basis for “Cause” under Section 5.2(b)(i)(a) or (b), it may provide the Board with notice thereof and the Board shall promptly – but in any event within 5 days of receipt of such notice – review the same and determine whether to make a written demand for performance under Section 5.2(b)(i)(a) or take employment action under Section 5.2(b)(i)(b) and, in either case, shall promptly – but in no event later than 10 days after the notice from Corporation which originated the same – provide Corporation with a written explanation of the action taken or not taken by the Board and the specific reason(s) therefor. If the action taken is to provide a written demand for performance, the Board shall report promptly, but in any event within 5 days after the conclusion of the 30 day cure period, the Board’s determination as to whether the deficiencies for which such demand was given have been cured and the specific actions taken by the Participant which the Board has deemed sufficient to cure the deficiencies and, if the deficiencies have not been cured, the action(s) proposed to be taken in respect to the Participant and the specific reasons for any such action(s) or inaction as determined by the Board.

(ii) “Competition” means engaging by Participant, without the written consent of the Board or a person authorized thereby, in activity which violates any then applicable covenant not to compete of Participant in favor of Bank or, irrespective thereof, in a business as a more than one percent (1%) stockholder, an officer, a director, an employee, a partner, an agent, a consultant, or any other individual or representative capacity if it involves:

(A) Engaging in, or entering into services or providing advice to such other business of the type provided to Bank by Participant as an employee within a year prior to termination of Participant’s employment and pertaining to any line of business that the Bank conducted while Participant was employed by Bank and continues to conduct and which such other business then conducts within a one hundred (100) mile radius of Rocky Mount, Virginia, or

(B) Employing or soliciting for employment any employees of the Bank, the Corporation or any Affiliate.

(iii) “Unauthorized disclosure of confidential information” means the disclosure, without the written consent of the Board or a person authorized thereby by Participant which violates any then applicable confidentiality obligation of Participant to Bank or, irrespective thereof, any disclosure by Participant to any person other than as required by law or court order, or other than to an authorized employee of the Bank, the Corporation or an Affiliate, or to a person to whom disclosure is necessary or appropriate in connection with the performance by Participant of his duties as an employee or director of the Bank, the Corporation or an Affiliate (including, but not limited to, disclosure to the Corporation’s or an Affiliate’s outside counsel, accountants or bankers of financial data properly requested by such persons and approved by an authorized officer of the Bank or the Corporation), any confidential information of the Bank or the Corporation or any Affiliate with respect to any of the products, services, customers, suppliers, marketing techniques, methods or future plans of the Bank, the Corporation or any Affiliate; provided, however, that:

(A) Confidential information shall not include any information known generally to and available for use by the public (other than as a result of unauthorized disclosure by Participant); and

(B) Participant shall be allowed to disclose confidential information to his attorney solely for the purpose of ascertaining whether such information is confidential within the intent of the Plan, but only so long as Participant both discloses to his attorney the provisions of this paragraph and agrees not to waive the attorney-client privilege with respect thereto.

ARTICLE VI

Payment of Benefits

6.1 Time and Manner for Payment of Supplemental Benefit.

6.1(a) Participant’s Supplemental Retirement Benefit to which Participant becomes entitled pursuant to Article III shall be payable commencing the first day of the seventh month following Participant’s Early, Normal or Delayed Retirement Date as the case may be, and annually on the same day of the same month in each subsequent year thereafter until the benefit has been full paid. Subject to the forfeiture events of paragraph 5.2, benefits shall be payable to Participant in the amounts and for the periods as provided in Article III.

6.1(b) Any Supplemental Death Benefit to which Participant becomes entitled pursuant to Article IV shall be payable to Participant’s designated Beneficiary beginning on the first day of the month immediately following the date of Participant’s death and shall be payable on the same day of the same month in each subsequent year for fourteen (14) years thereafter.

6.2 Benefit Determination and Payment Procedure. The Administrator shall make all determinations concerning eligibility for benefits under the Plan, the time or terms of payment, to Participant or Participant’s Beneficiary, in the event of Participant’s death.

6.3 Payments to Minors and Incompetents. If Participant or his designated Beneficiary is a minor or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, or is deemed so by the Administrator, benefits will be paid to such person as the Administrator may designate for the benefit of Participant or Beneficiary. Such payments shall be considered a direct payment to such Participant or Beneficiary and shall, to the extent made, be deemed a complete discharge of any liability for such payments under the Plan.

6.4 Distribution of Benefit When Distributee Cannot Be Located. The Administrator shall make all reasonable attempts to determine the identity and/or whereabouts of Participant or his Beneficiary entitled to benefits under the Plan, including the mailing by certified mail of a notice to the last known address shown on the Bank’s records. If the Administrator is unable to locate such a person entitled to benefits hereunder, or if there has been no claim made for such benefits, the Bank shall continue to hold the benefit due such person, subject to any applicable statute of escheats.

6.5 Claims Procedure.

6.5(a) Participant or his designated Beneficiary (the “claimant”) shall have the right to request any benefit under the Plan by filing a written claim for any such benefit with the Administrator on a form provided by the Administrator for such purpose. The Administrator shall give such claim due consideration and shall either approve or deny it in whole or in part. Within ninety (90) days following receipt of such claim by the Administrator, notice of any denial thereof, in whole or in part, shall he delivered to, and a receipt therefor shall be obtained from, the claimant or his duly authorized representative or such notice of denial shall be sent by registered mail to the claimant, or his duly authorized representative, at the address shown on the claim form or such individual’s last known address. The ninety (90) day response period may he extended to one hundred eighty (180) days after receipt of the claimant’s claim if special circumstances exist and if written notice of the extension to one hundred eighty (180) days indicating the special circumstances involved and the date by which a decision is expected to he made is furnished to the claimant within ninety (90) days after receipt of the claimant’s claim. Such notice of denial shall be written in a manner calculated to be understood by the claimant and shall:

(i) Set forth a specific reason or reasons for the denial,

(ii) Make specific reference to the pertinent provisions of the Plan on which any denial of benefits is based,

(iii) Describe any additional material or information necessary for the claimant to perfect the claim and explain why such material or information is necessary, and

(iv) Explain the claim review procedure of subparagraph 6.5(b).

If such notice of denial is not provided to the claimant within the applicable ninety (90) day or one hundred eighty (180) day period, the claimant’s claim shall be considered denied for purposes of the claim review procedure of subparagraph 6.5(b).

6.5(b) A Participant or Beneficiary whose claim filed pursuant to subparagraph 6.5(a) has been denied, in whole or in part, may, within sixty (60) days following receipt of notice of such denial, or following the expiration of the applicable period provided for in subparagraph 6.5(a) for notifying the claimant of the decision on the claim if no notice of denial is provided, make written application to the Board for a review of such claim, which application shall be filed with the Board. For purposes of such review, the claimant or his duly authorized representative may review Plan documents pertinent to such claim and may submit to the Board written issues and comments respecting such claim. The Board may schedule and hold a hearing. The Board shall make a full and fair review of any denial of a claim for benefits and issue its decision thereon promptly, but in no event later than sixty (60) days after receipt by the Board of the claimant request for review, or one hundred twenty (120) days after such receipt if a hearing is to be held or if other special circumstances exist and if written notice of the extension to one hundred twenty (120) days is furnished to the claimant within sixty (60) days after the receipt of the claimant’s request for a review, Such decision shall be in writing, delivered to the claimant and shall:

(i) Include specific reasons for the decision,

(ii) Be written in a manner calculated to be understood by the claimant, and

(iii) Contain specific references to the pertinent Plan provisions on which the decision is based.

The Board’s decision made in good faith shall be final.

ARTICLE VII

Funding

7.1 Funding.

7.1(a) The undertaking to pay the benefits hereunder shall be an unfunded obligation payable solely from the general assets of the Bank and shall be subject to the claims of the Bank’s creditors.

7.1(b) Except as provided in any Trust that may be established as provided in paragraph 7.2, nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Bank and Participant or his designated Beneficiary or any other person or to give Participant or his Beneficiary any right, title or interest in any specific asset or assets of the Bank. To the extent that Participant or a Beneficiary acquires a right to receive payments from the Bank under the Plan, such rights shall be no greater than the right of any unsecured general creditor of the Bank.

7.2 Use of Rabbi Trust Permitted. Subject to the limitations and obligations described in paragraph 7.3, the Bank may in its sole discretion elect to establish and fund a “Rabbi” Trust for the purpose of providing benefits under the Plan provided that the Rabbi Trust is consistent with Code Section 409A and the regulations issued thereunder and provided that the creation or funding of such trust will not cause the benefits payable hereunder to become immediately taxable.

7.3 Obligations upon Change of Control Event. Upon the occurrence of a Change of Control Event, the Bank shall be obligated to establish (if one does not already exist) and deposit into a “Rabbi” trust the actuarially determined present value of’ Participants vested Supplemental Retirement Benefits determined as of the effective date of the Change of Control Event. Alternatively, the Bank may obtain a written and binding obligation from the party or parties that will exercise effective control following the Change of Control Event, that the obligations to Participant under this Plan will be assumed and continued by such party. Notwithstanding the foregoing provisions, no such trust shall be created or funded based on a change in the financial health of the Bank or Corporation.

ARTICLE VIII

Plan Administration

8.1 Appointment of Plan Administrator. The Board of Directors of the Bank shall be the initial Plan Administrator. The Bank may change the Plan Administrator at any time or from time to time. The Bank may appoint its Board of Directors, the Human Resources Committee of the Board of Directors or one or more persons who may or may not also be members of the Board of Directors to serve as the Plan Administrator (the “Administrator”) for the purpose of carrying out the duties specifically imposed on the Administrator by this Plan, the Act and the Code. In the event more than one person is appointed, the persons shall form an administrative committee for the Plan. The person or committeemen serving as Administrator shall serve for indefinite terms at the pleasure of the Bank, and may, by sixty (60) days prior written notice to the Bank, resign or otherwise terminate such appointment.

8.2 Bank as Plan Administrator. In the event that no Administrator is appointed or in office pursuant to paragraph 8.1, the Board of Directors of the Bank shall be the Administrator.

8.3 Compensation and Expenses. Unless otherwise determined and paid by the Board of Directors, the person or committeemen serving as the Administrator shall serve without compensation for service as such. All expenses of the Administrator shall be paid by the Bank.

8.4 Procedure if a Committee. If the Administrator is a committee of the Board other than the Human Resources Committee or other standing subcommittee established by the Board of Directors, it shall appoint from its members a Chairman and a Secretary. The Secretary shall keep records as may be necessary of the acts and resolutions of such committee and be prepared to furnish reports thereof to the Bank. Except as otherwise provided, all instruments executed on behalf of such committee may be executed by its Chairman or Secretary.

8.5 Action by Majority Vote if a Committee. If the Administrator is a committee of the Board, its action in matters, questions and decisions shall be determined by a majority vote of its members qualified to act thereon. They may meet informally or take any action without the necessity of meeting as a group.

8.6 Appointment of Successors. Upon the death, resignation or removal of a person serving as, or on a committee of the Board which serves as the Administrator of the Plan, the Bank, by its Board of Directors may but need not, appoint a successor.

8.7 Additional Duties and Responsibilities. The Administrator shall have the following duties and responsibilities in addition to those expressly provided elsewhere in the Plan:

8.7(a) The Administrator shall be responsible for the fulfillment of all relevant reporting and disclosure requirements set forth in the Act and the Code, the distribution thereof to Participant and his Beneficiaries and the filing thereof with the appropriate governmental officials and agencies.

8.7(b) The Administrator shall maintain and retain necessary records respecting administration of the Plan and matters upon which disclosure is required under the Act and the Code.

8.7(c) The Administrator shall make any elections for the Plan under the Act or the Code.

8.7(d) The Administrator shall make all determinations regarding eligibility for benefits under the Plan.

8.7(e) The Administrator shall have the right to settle claims against the Plan and to make such equitable adjustments in Participant’s or his Beneficiary’s rights or entitlements under the Plan as it deems appropriate in the event an error or omission is discovered or claimed in the operation or administration of the Plan.

8.8 Power and Authority. The Administrator is hereby vested with all the power and authority necessary in order to carry out its duties and responsibilities in connection with the administration of the Plan, including the power to interpret the provisions of the Plan. For such purpose, the Administrator shall have the power to adopt rules and regulations consistent with the terms of the Plan.

8.9 Availability of Records. The Bank shall, at the request of the Administrator, make available necessary records or other information they possess which may be required by the Administrator in order to carry out its duties hereunder.

8.10 No Action with Respect to Own Benefit. If Participant also serves as a member of the Administrative Committee, such Participant shall not take any part as the Administrator in any discretionary action in connection with his participation as an individual. Such action shall be taken by the remaining Administrator, if any, or otherwise by the Bank Board of Directors.

8.11 Plan Interpretation. The Administrator may construe the Plan, correct defects, supply omissions or reconcile inconsistencies to the extent necessary to effectuate the Plan and such action shall be conclusive.

ARTICLE IX

Amendment and Termination of Plan

9.1 Amendment or Termination of the Plan.

9.1(a) The Plan may be terminated at any time by the Board. Upon termination of the Plan and subject to the forfeiture events described in paragraph 5.2, the Supplemental Retirement Benefit or, if applicable, the Supplemental Death Benefit of each Participant shall become vested and non-forfeitable. The Bank may accelerate the time and term of payments under the Plan where the acceleration of the payment is made pursuant to a termination or liquidation of the Plan in accordance with one of the following:

(i) The service recipient’s termination and liquidation of the plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the plan are included in the participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received).

(a)	The calendar year in which the plan termination and liquidation occurs.

(b)	The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture.

(c)	The first calendar year in which the payment is administratively practicable.

(ii) The service recipient’s termination and liquidation of the plan pursuant to irrevocable action taken by the service recipient within the 30 days preceding or the 12 months following a Change in Control Event (as defined in paragraph 1.7), provided that this paragraph will only apply to a payment under a plan if all agreements, methods, programs, and other arrangements sponsored by the service recipient immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation §1.409A-1(c)(2) are terminated and liquidated with respect to each participant that experienced the Change in Control Event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the service recipient irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements. Solely for purposes of this paragraph, where the Change in Control Event results from an asset purchase transaction, the applicable service recipient with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the service recipient that is primarily liable immediately after the transaction for the payment of the deferred compensation.

(iii) The service recipient’s termination and liquidation of the plan, provided that—

(a) The termination and liquidation does not occur proximate to a downturn in the financial health of the service recipient;

(b) The service recipient terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the service recipient that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Treasury Regulation §1.409A-1(c) if the same service provider had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(c) No payments in liquidation of the plan are made within 12 months of the date the service recipient takes all necessary action to irrevocably terminate and liquidate the plan other than payments that would be payable under the terms of the plan if the action to terminate and liquidate the plan had not occurred;

(d) All payments are made within 24 months of the date the service recipient takes all necessary action to irrevocably terminate and liquidate the plan; and

(e) The service recipient does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation §1.409A-1(c) if the same service provider participated in both plans, at any time within three years following the date the service recipient takes all necessary action to irrevocably terminate and liquidate the plan.

(iv) Such other events and conditions as the Commissioner at the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

9.1(b) The Plan may be amended in whole or in part from time to time by the Board effective as of any date specified so long as such amendment is permitted by Code Section 409A and the regulations issued thereunder. No amendment shall operate to decrease Participant’s vested Supplemental Retirement Benefit or, if applicable, Supplemental Death Benefit determined as though Participant had terminated employment as of the earlier of the date on which the amendment is approved by the Board or the date on which an instrument of amendment is signed on behalf of the Bank.

9.1(c) The Bank hereby delegates to the Administrator the right to modify, alter, or amend the Plan in whole or in part to make any technical modification, alteration or amendment which in the opinion of counsel for the Bank is required by law and is deemed advisable by the Administrator and to make any other modification, alteration or amendment which does not, in the Administrator’s view, substantially increase costs, contributions or benefits and does not materially affect the eligibility, vesting or benefit accrual or allocation provisions of the Plan.

ARTICLE X

Miscellaneous

10.1 Non-assignability. The interest of Participant under the Plan are not subject to claims of the Participants’ creditors; and neither Participant, nor his Beneficiary, shall have any right to sell, assign, transfer or otherwise convey the right to receive any payments hereunder or any interest under the Plan, which payments and interest are expressly declared to be non-assignable and non-transferable.

10.2 Right to Requirement Information and Reliance Thereon. The Bank or the Administrator shall have the right to require Participant, his Beneficiary or other person receiving benefit payments to provide it with such information, in writing, and in such form as to may deem necessary to the administration of the Plan and may relay thereon in carrying out its duties hereunder. Any payment to or on behalf of Participant or his Beneficiary in accordance with the provisions of the Plan in good faith reliance upon any such written information provided by Participant or any other person to whom such payment is made shall be in full satisfaction of all claims by Participant and his Beneficiary; and any payment to or on behalf of a Beneficiary in accordance with the provision so the Plan in good faith reliance upon any such written information provided by such Beneficiary or any other person to whom such payment is made shall be in full satisfaction of all claims by such Beneficiary.

10.3 Notices and Elections. All notices required to be given in writing and all elections required to be made in writing, under any provision of the Plan, shall be invalid unless made on such forms as may be provided or approved by the Administrator and, in the case of a notice or election by Participant or his Beneficiary, unless executed by Participant or his Beneficiary giving such notice or making such election.

10.4 Delegation of Authority. Whenever the Bank is permitted or required to perform any act, such act may be performed by its Chief Executive Officer or other person duly authorized by its Chief Executive Officer or the Board.

10.5 Service of Process. The Administrator shall be the agent for service of process on the Plan.

10.6 Governing Law. The Plan shall be construed, enforced and administered in accordance with the laws of the Commonwealth of Virginia, and any federal law which preempts the same.

10.7 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Bank, its successors and assigns, and the Participant and his heirs, executors, administrators and legal representatives.

10.8 Severability. If any provision of the Plan should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

10.9 No Effect on Employment Agreement. The Plan shall not be considered or construed to modify: amend or supersede any employment agreement between the Bank and Participant heretofore or hereafter entered into unless so specifically provided.

10.10 Gender and Number. In the construction of the Plan, the masculine shall include the feminine or neuter and the singular shall include the plural and vice-versa in all cases where such meanings would be appropriate.

10.11 Titles and Captions. Titles and captions and headings herein have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

10.12 Construction. The Plan has been designed to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in the Act, and shall be interpreted and administered as such.

IN WITNESS WHEREOF, the parties hereto have executed this Plan as of the date and year first written above.

FRANKLIN COMMUNITY BANK, N.A.

By:	/s/ Larry A. Heaton
President and Chief Executive Officer

Employee:	/s/ Brenda H. Smith
Brenda H. Smith